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                                                                    EXHIBIT 23.1


CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-124169 of our report dated March 15, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the change in method of accounting for asset retirement obligations in 2003), relating to the financial statements and financial statement schedule of Michigan Consolidated Gas Company, appearing in the Annual Report on Form 10-K of Michigan Consolidated Gas Company for the year ended December 31, 2004 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.



June 16, 2005
Detroit, Michigan